Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Simulations Plus, Inc. on Form S-8 (Nos. 333-142882, 333-197681, and 333-219446) of our report dated November 13, 2019 with respect to the consolidated financial statements of Simulations Plus, Inc. as of August 31, 2019 and 2018 and for each of the three years in the period ended August 31, 2019, included in this Annual Report on Form 10-K of Simulations Plus, Inc. for the fiscal year ended August 31, 2019.

   /s/ Rose, Snyder & Jacobs LLP

Rose, Snyder & Jacobs LLP

Encino, California

November 13, 2019